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                                                                 EXHIBIT 10.5.1

        AMENDMENT NO. 1 RESEARCH, DEVELOPMENT AND COLLABORATION AGREEMENT

This Amendment No. 1 to Research, Development and Collaboration Agreement (the "Amendment No. 1") effective as of January 1, 1999, is entered into by and between GenVec, Inc. ("GenVec") and Warner-Lambert Company ("Warner"), and amends that certain Research, Development and Collaboration Agreement entered into by Warner and GenVec effective as of July 21, 1997 (the "Agreement").

1. All capitalized terms not defined in this Amendment No. 1 shall have the meanings given to them in the Agreement.

2.       The Agreement is hereby amended to revise Section 1.5 as follows:

         1.5 "COLLABORATION PRODUCT" shall mean a Product Configuration for which Development has commenced pursuant to this Agreement. On a country-by-country basis, a Product Configuration which has commenced sales shall continue to be a Collaboration Product unless Warner or its Affiliates or Sublicensees discontinue sales of such Collaboration Product in the applicable country and have no intent to resume such sales.

3.       The Agreement is hereby amended to revise Section 2.2.3(a) as follows:

         2.2.3    ASIAN COMPANY.

                  (a) GenVec may enter into an agreement(s) with one or more companies for the research, development and/or commercialization of one or more Product Configurations in Japan or other countries outside the Territory and the Co-Promotion Countries, any such company (an "Asian Partner" and collectively, the "Asian Partners") shall have the right to obtain access to and the right to use the Data Package for the purpose of seeking Regulatory Approval for any Product Configurations for any indication to which the Asian Partner has commercialization rights in Japan and/or any other country, subject to Section
15.2. Notwithstanding the foregoing, Warner shall only be obligated to provide each component of the Data Package a single time and GenVec shall designate which of GenVec or the Asian Partners shall be the party to whom Warner shall provide the Data Package components; provided, however, that the party receiving the Data Package may provide the Data Package to GenVec and one or more other Asian Partners, and GenVec (or its Asian Partner designee) shall reasonably seek to minimize the number and frequency of requests for the components of the Data Package. In exchange for receiving such access and rights, the Asian Partner(s) must agree to pay to Warner amounts to be agreed by Warner and the Asian Partner(s), which shall not, in the aggregate, exceed one-fourth of all costs incurred in connection with those aspects of the Research Program or the Development in which data contained in the Data Package was generated or obtained. In addition to the payment to Warner described above, each Asian Partner shall be obligated to pay all expenses it incurs in conducting research and development activities with respect to any Product Configuration specifically and solely for obtaining Regulatory Approvals in Japan and/or any other country for which it has commercialization rights.

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4.       The Agreement is hereby amended to revise Section 1.27 by amending the formula therein to read as follows:
         Average percentage
         discount on a                      =  (1-A/B) x 100
         particular "bundle"

5. The Agreement is hereby amended by adding the following clause to the beginning of the first sentence of Section 4.5.1: "Subject to the terms of Section 6.3.5, and . . ."

6.       The Agreement is hereby amended to add the following to the end of
Section 6.1:

         On or before March 20, 1999, Warner shall pay to GenVec the amount of three million seven hundred fifty thousand dollars ($3,750,000).

7. The Agreement is hereby amended to revise Section 6.3 by the addition of new Section 6.3.5:

         6.3.5 REIMBURSEMENT. On or before March 20, 1999, Warner shall pay to GenVec one million two hundred fifty thousand dollars ($1,250,000) as reimbursement of certain Development Costs described on Exhibit A hereto incurred by GenVec in the period July 1, 1997 through December 31, 1998 with respect to Collaboration Products. No further Development Costs shall be owed to GenVec by Warner for the period July 1, 1997 through December 31, 1998. Each year the Executive Committee shall approve a twelve (12) month budget for all Development Costs anticipated to be incurred by GenVec and reimbursed by Warner (the "Budget"). The Executive Committee shall review such Budget every six
         (6) months. Except as specifically approved in the Budget, after December 31, 1998, GenVec shall not receive funding for any Development Costs in excess of the funds paid by Warner pursuant to Sections 6.3 or 11.7, without the prior written consent of the Executive Committee or a Warner designee and only such pre-approved Development Costs shall be reimbursed to GenVec by Warner. For any of the above approved Development Costs in excess of the funds paid by Warner pursuant to Sections 6.3 or 11.7, GenVec shall be reimbursed by Warner for Development Costs, if any, incurred by GenVec up to a maximum of 110% of the approved amount. GenVec shall further not expend any of the funds received by it under Sections 6.3.1, 6.3.2 and 11.7 for Development Costs except pursuant to the Budget. In the event that GenVec believes that additional Development funding in excess of 110% of that approved by the Executive Committee is required or desirable for the conduct of activities to be conducted by GenVec in connection with the Development, it may notify the Executive Committee; provided, Warner shall have no obligation to reimburse GenVec for any such excess without the prior written approval of the Executive Committee or a Warner designee.

8. Section 6.4.1 of the Agreement is hereby revised to restate the third and fourth milestone payments due to GenVec for the "Filing of a PLA" with respect to Collaboration Products for the first occurrence for each of CAD and PVD as follows:

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         *
         *

         All other milestones set forth in Section 6.4.1 shall remain unchanged.

9. Section 6.5.1 of the Agreement is hereby revised to replace the following :

                  "Annual Net Sales up to *
                  Annual Net Sales over *

         with the following new description of royalties:

                  "Annual Net Sales up to *
                  Annual Net Sales over *
                  and less than or equal *
                  Annual Net Sales above *

10. Section 6.5.4 of the Agreement is hereby amended to replace the words "*" with the words "*".

11. The Agreement is hereby amended to revise Section 6.6.2 to provide in its entirety as follows:

         Except as expressly provided in Sections 6.6.1 or 6.6.3, Warner shall be responsible for the payment of all royalties, license fees and milestone and other payments due from GenVec or Warner to any Third Party(ies) under licenses or similar agreements (including license or similar agreement entered into by GenVec only if approved by the Executive Committee) for the manufacture, use, import, or sale of Collaboration Products in the Territory; provided, if the Executive Committee fails to approve a particular license or other agreement(s) with a Third Party, Warner shall have no rights to any intellectual property or other subject matter within the scope of such agreements, and GenVec shall have no liability under this Agreement for not providing such rights to Warner.

12. The Agreement is hereby amended to revise Section 6.6.3 to provide in its entirety as follows:

         6.6.3 SHARED RESPONSIBILITIES. Subject to Section 6.5.4, in the event that (y) the aggregate amount paid or otherwise due or owing by Warner for royalties with respect to a particular Collaboration Product (i) to GenVec for royalties pursuant to Section 6.5.1, and (ii) for royalty payments to Third Parties pursuant to Section 6.6.2, and (z) the Cost of Manufacture of such Collaboration Product, in the aggregate, exceed thirty percent (30%) of the Net Sales of such Collaboration Product, then Warner and GenVec shall equally share the portion of the aggregate of the payments for (y) and (z) by Warner which are in excess of thirty percent (30%) of Net Sales of the applicable Collaboration Product, to the extent such payments in excess of thirty percent (30%) of Net Sales are attributable to (y) (ii) above. It is understood and agreed that Warner shall be solely responsible for any such payment obligations for
         (y) and (z) which in the aggregate are less than or equal to thirty percent (30%) of the Net Sales

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         of the applicable Collaboration Product. In each such case, such determination shall be made on a country-by-country basis and Warner shall provide to GenVec documentation establishing the royalty due to the Third Party(ies) and the Cost of Manufacture, in each case, with respect to the applicable Collaboration Product and the payment due from GenVec with respect thereto at least thirty (30) days before such amount is due.

13.      The Agreement is hereby amended to revise Section 11.1 by deleting
Section 11.1.

14.      Section 11.2.1 is amended to provide in its entirety as follows:

         11.2.1 Warner shall control all issues relating to, and shall have the sole right to, at its expense, manufacture or have manufactured Bulk Product and Finished Product for clinical use and for commercial sale in the Territory and in any or all Co-Promotion Countries. All costs associated with the qualification or validation of Warner or a Third Party manufacturer for the production of such Bulk Product and Finished Product for sale in the Territory and in the Co-Promotion Countries, pursuant to this Section 11.2 shall be borne by Warner, subject to the terms of Section 9 and Exhibit B as they relate to reimbursement of Warner's Development Costs. If Warner provides GenVec notice that Warner wishes to assume the performance of those activities being conducted by GenVec as of March 12, 1999 with respect to the manufacture of Collaboration Products, GenVec and Warner agree to cooperate in good faith to transfer such activities to Warner. With respect to any agreements entered by GenVec on or before March 12, 1999 which relate solely to Collaboration Products for the manufacture of clinical or commercial supplies of Bulk Product or Finished Product with Third Parties, GenVec shall promptly provide Warner with a list of, and where it legally may do so, copies of all such agreements, and at Warner's request, shall (i) assign such agreements to Warner, if it has the right to do so without incurring a penalty, or (ii) otherwise terminate such agreements as soon as practicable, provided GenVec shall have no obligation to terminate any such agreement if it would incur a penalty for doing so. At Warner's written request and expense for out-of-pocket costs, GenVec shall promptly supply to Warner substantially all written and electronic records in its control or possession relating to the manufacture of Bulk Product or Finished Product for clinical trials and shall provide reasonable assistance to Warner in interpreting such information; provided, GenVec shall not be in breach of this Agreement if after GenVec makes a good faith effort to comply with the foregoing obligation to supply records, GenVec supplies substantially all, but not all such records.

15.      The Agreement is hereby amended to revise Sections 11.3, 11.4 and
11.5 by deleting the existing Sections and replacing them with the following:

         11.3 WARNER'S RIGHT TO IDENTIFY AND QUALIFY SECOND SOURCE FOR BULK PRODUCT. [deleted]

         11.4     USE OF SECOND SOURCE FOR BULK PRODUCT.  [deleted]

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         11.5     Terms of Manufacture and Supply.  [deleted]

16. The Agreement is hereby amended to revise Article 11 by the addition of the following new Sections:

         11.7 PROCESS DEVELOPMENT. GenVec shall be responsible for the conduct of activities for the development of a manufacturing process for Bulk Products according to the activity schedule attached as Exhibit B hereto, as may be amended by the written agreement of the Executive Committee. At Warner's expense for out-of-pocket costs, GenVec shall supply Warner with both electronic and hard copies of substantially all information and data arising out of such activities, Warner and GenVec shall meet promptly after March 15, 1999 to discuss the frequency of such information and data transfers and Warner shall indicate what information and/or data, if any, it does not desire to receive. GenVec shall provide Warner with reasonable assistance in interpreting such information and data. In consideration for such activities, Warner
         shall pay GenVec               *          , in accordance with
         the payment schedule, and subject to the achievement of the milestone set forth on Exhibit C, a total of *.
         GenVec shall not be obligated to expend amounts or incur costs on such activities in excess of the * received from Warner, unless otherwise agreed in writing by the Executive Committee. Warner shall have the right to visit GenVec's facilities during reasonable business hours and upon reasonable advance notice, to inspect GenVec's facilities and applicable records to confirm that the amounts being paid under this Section 11.7 are being expended by GenVec and are intended for the development of a manufacturing process for the Bulk Product.

         11.8 COOPERATION. At GenVec's written request, Warner shall provide GenVec with reasonable cooperation and assistance to establish, qualify and validate, at GenVec's election, GenVec and/or a Third Party manufacturer to manufacture requirements of Collaboration Products for clinical and commercial use outside the Territory and the Co-Promotion Countries. GenVec shall reimburse Warner for Warner's reasonable out-of-pocket costs incurred in providing such cooperation and assistance. In addition, if Warner wishes to have a Third Party manufacture Bulk Product within the United States for use within the Territory, it shall consider, but shall have no obligation to enter into any agreement to utilize GenVec to supply any such Bulk Product, for compensation to be reasonably agreed by Warner and GenVec.

         11.9 WARNER MANUFACTURING TECHNOLOGY. All manufacturing and related technology developed by Warner or its Affiliates or a Third Party on behalf of Warner with respect to any one or more Collaboration Products, to the extent applicable to the manufacture of gene therapy products and directly developed as a result of such activities ("Manufacturing Technology"), shall be treated as follows: With respect to any such Manufacturing Technology solely developed by Warner in the period from January 1, 1999 until December 31, 2000, GenVec shall have a non-exclusive, fully paid-up, royalty-free, worldwide license (with the right to sublicense, but only to the extent required to permit a Third Party or an Affiliate of GenVec to manufacture products, including without limitation, Collaboration Products pursuant to the license granted in this sentence), to make, have made, use, import, offer for sale and sell Collaboration Products outside the Territory and products

                                                                           -5-
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         other than Collaboration Products, subject to Article 15. With respect to such Manufacturing Technology solely developed by Warner in the period from January 1, 2001 to December 31, 2001, GenVec shall have a non-exclusive, worldwide license thereto (with the right to sublicense, but only to the extent required to permit a Third Party or an Affiliate of GenVec to manufacture products, including without limitation, Collaboration Products pursuant to the license granted in this sentence), to make, have made, use, import, offer for sale and sell Collaboration Products outside the Territory and products other than Collaboration Products, subject to Article 15; provided GenVec's payment obligations under such a license shall be * of the applicable product. Net sales for such purpose shall be based on the definition in Section 1.27 and calculated in accordance with Section 1.27 (with appropriate contextual adjustments). GenVec shall have no rights in any Manufacturing Technology developed by Warner after December 31, 2001, but any licenses granted prior to such date shall remain in effect after December 31, 2001; provided, that if process development with respect to a Collaboration Product continues after December 31, 2001 the foregoing dates in this
         Section 11.9 shall be extended until the date determined by the Executive Committee to have been the date on which such process development ceased. Notwithstanding the foregoing and any other provision of this Agreement, it is understood and agreed that GenVec may make, have made and use (but not sell or permit to be sold or used in any human clinical trials) Collaboration Products in the Territory to facilitate its ability to enter into an agreement with the Asian Partner and to develop and commercialize Collaboration Products with the Asian Partner.

17. The Agreement is hereby amended to revise Article 12 by the addition of the following new Section 12.6:

         12.6     ACCESS.

                  (a) Until the first commercial sale of a Collaboration Product, Warner shall provide GenVec and its sublicensees with such data, documents and information as GenVec may reasonably believe is required to be submitted to a regulatory agency in connection with regulatory filings or audits or inspections by an Agency, including, without limitation, a right of reference or authorization to any Collaboration Product approvals, and/or modifications made by Warner to the manufacturing process developed by GenVec as described in Section 11.7, subject to Section 2.2.3 and Section 15.2. GenVec shall pay Warner reasonable costs necessary to provide such access and use.

                  (b) After the first commercial sale of a Collaboration Product, Warner shall provide GenVec and its sublicensees with such data, documents and information as GenVec or its designee is required to be submitted to a regulatory agency in connection with regulatory filings or audits or inspections by an Agency.

                  (c) It is understood and agreed that GenVec may only use the data, information and documents made available pursuant to Sections 12.5(a) and (b) above for the development and commercialization of (i) Collaboration Products outside the Territory and (ii) for products other than Collaboration Products.

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18.      The Agreement is hereby amended to revise Section 14.1.1 to provide in its entirety as follows:

         14.1.1   BACKGROUND TECHNOLOGY.

                  (a) Except as otherwise set forth herein, each Party shall retain ownership or Control, as the case may be, over its Background Technology. The owner of any patentable Background Technology shall have the right, at its option and expense, to prepare, file and prosecute in its own name any patent applications with respect to such Background Technology and to maintain any patents issued thereon.

                  (b) Notwithstanding Section 14.1.1(a) above, GenVec agrees to keep Warner reasonably informed of the countries in which GenVec intends to seek and maintain patent protection with respect to Background Technology owned or Controlled by GenVec. Warner shall have the right to request GenVec to seek or maintain patent protection with respect to Background Technology in countries in which GenVec does not intend to seek or continue to maintain patent protection (each an "Additional Country"). In such event, GenVec may elect to seek or maintain patent protection in the Additional Countries in GenVec's name and at Warner's expense. Warner shall pay GenVec the amount due for any such activities within * days of receipt of an invoice therefor. All amounts paid by Warner in connection with such activities in the Additional Countries shall be credited, on an Additional Country-by-Additional Country and Collaboration Product-by-Collaboration Product basis, against royalties owed by Warner to GenVec with respect to the applicable Collaboration Product(s) in the applicable Additional Country. With respect to activities for which Warner is paying expenses pursuant to this Section, GenVec shall use patent counsel reasonably acceptable to Warner, and shall keep Warner fully informed and provide the opportunity for Warner to review and comment with respect to such patent matters, including, without limitation, (a) providing Warner with copies of all communications, including, without limitation, all applications and other filings, with all patent offices in sufficient advance of filing to permit Warner and its patent counsel to review and comment on such communications, (b) providing sufficient advance notice to Warner of all meetings at all patent offices where such patents and patent applications may be discussed to permit Warner to attend all meetings at such patent offices, and (c) providing to Warner, at Warner's request, copies of all documentation (except documents subject to GenVec's attorney-client privilege) relating to the filing, prosecution and maintenance of all such patents and patent applications.

19.      Revise Article 17 by addition of new Section 17.5:

         17.5 OTHER DISCLOSURES. Clinical data relating to Collaboration Products shall be published in a timely manner upon the prior written consent of Warner. The publications committee under the Drug Development Committee shall consider all publications initially, provided if the publication committee does not approve the timely publication of any disclosure of clinical data regarding a Collaboration Product, GenVec may submit such matter to the

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         Executive Committee for final determination and the publication shall only go forward upon approval of the Executive Committee. At GenVec's request, and with Warner's prior written consent, which consent shall not be unreasonably withheld, GenVec shall be permitted to make reasonable disclosures in a timely manner regarding the status of the Development of Collaboration Products and related information to prospective lenders, investment bankers and other financial institutions of its choice for the sole purpose of seeking financing for its business operations.

20. Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. No provision of this Amendment No. 1 may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in a writing signed by the party charged therewith. This Amendment No. 1 shall be governed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws.


         IN WITNESS WHEREOF, each of the parties has executed this Amendment No. 1 as of the Effective Date of this Amendment No. 1.

GENVEC, INC.                                WARNER-LAMBERT COMPANY


By:                                         By:
   ------------------------------              ------------------------------
Name:                                       Name:
     ----------------------------                ----------------------------
Title:                                      Title:
      ---------------------------                 ---------------------------


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                                   Exhibit A




                   SCHEDULE FOR REIMBURSABLE 1998 EXPENSES



                                       *


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                                   Exhibit B



                                       *

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                                   Exhibit C



                                       *